Exhibit 3.1

                          SECOND AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                                  GENTEK INC.

                  The name of the corporation is GenTek Inc. (the "Corporation"). The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 25, 1999. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 28, 1999. This Second Amended and Restated Certificate of Incorporation, which both amends and restates the provisions of the Corporation's Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware in order, among other things, to put into effect and carry out the confirmation order entered by the United States Bankruptcy Court for the District of Delaware on October 7, 2003 in the reorganization proceeding styled In re: GenTek Inc. et al. and Noma Company, Case No. 02-12986 (MFW), which confirmed the Joint Plan of Reorganization of the Corporation, et al. and Noma Company dated August 28, 2003, as modified (the "Plan"). The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:


                                   ARTICLE I

                                     NAME

                  The name of the Corporation is GenTek Inc.


                                  ARTICLE II

                               REGISTERED OFFICE

                  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.


                                  ARTICLE III

                                   PURPOSES

                  The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL").


                                  ARTICLE IV

                                 CAPITAL STOCK

                  Section 1.        Authorized Capital Stock

                  The total number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000) shares, of which (a) One Hundred Million (100,000,000) shares shall be common stock, no par value per share (the "Common Stock"), and (b) Ten Million (10,000,000) shares shall be preferred stock, par value $.01 per share (the "Preferred Stock").

                  The Board of Directors of the Corporation (the "Board of Directors"), or an authorized committee thereof, is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series and, subject to the provisions of Section 3 of this
Article IV, to fix for each such class or series such voting powers, full or limited, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at a specified time or times and at a specified price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at specified rates, on specified conditions, and at specified times, and payable in preference to, or in specified relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to specified rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at a specified price or prices or at specified rates of exchange and with specified adjustments; all as may be stated in such resolution or resolutions.

                  Section 2.        Restrictions on Transfer of Capital Stock

                  (a)  Certain Definitions

                  As used in this Section 2:

                  "Corporate Securities" means (i) shares of Common Stock and
(ii) any other interests that would be treated as stock of the Corporation pursuant to Treasury Regulation sections 1.382-2(a)(3) and 1.382-2T(f)(18). For purposes of this definition, ownership of warrants, rights, or options (including within the meaning of Treasury Regulation section 1.382-4(d)(9)) to purchase stock of the Corporation shall, to the extent provided in Treasury Regulation section 1.382-4, be treated as ownership of the underlying Corporate Securities.

                  "Entity" means an entity within the meaning of Treasury Regulations Section 1.382-3(a)(1).

                  "IRC" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Notice" means a notice with respect to a potential Transfer that provides (i) (A) in the case of a notice submitted by the transferee, the name and Percentage Stock Ownership, prior to the Transfer, of the transferee, and if known to the transferee, the name of the transferor or (B) in the case of a notice submitted by the transferor, the name and Percentage Stock Ownership, prior to the Transfer, of the transferor, and if known to the transferor, the name of the transferee, (ii) the number of shares subject to the Transfer, and (iii) the proposed date of "completion" for the Transfer (as described in Section 2(c) hereof).

                  "Percentage Stock Ownership" means percentage stock ownership as determined in accordance with the Treasury Regulations issued under Section 382 of the IRC.

                  "Prohibited Transfer" means any purported Transfer of Corporate Securities to the extent that such Transfer is prohibited and/or void under this Section 2.

                  "Restriction Period" means the period:

                  (1) beginning on the earliest testing date (as described in Treasury Regulation section 1.382-2(a)(4)) on which, in calculating whether the 50-percentage-point threshold under Treasury Regulation section 1.382-2T has been exceeded, the aggregate Percentage Stock Ownership of Corporate Securities by the "5-percent shareholders" of the Corporation (as determined pursuant to Treasury Regulation section 1.382-2T(g)) has increased, as a result of any Transfers (taking into account all pending Transfers and other relevant transactions, determined by the Board of Directors, in its sole discretion), by 25 percentage points or more over the lowest Percentage Stock Ownership of Corporate Securities owned by any such "5-percent shareholders" during the relevant testing period beginning on the Effective Date (as defined in the Plan), all within the meaning Section 382 of the IRC and the Treasury Regulations promulgated thereunder; and

                  (2) ending on the earlier of (A) the date that is two years from the Effective Date and (B) any date on which the Board of Directors, in its sole discretion, determines that (1) transactions occurring as a result of the consummation of the Plan did not satisfy the requirements of section 382(l)(5) of the IRC, (2) electing treatment under section 382(l)(5) of the IRC is not in the best interests of the Corporation or its stockholders, taking into account all relevant facts and circumstances, including, without limitation, the market and other impacts of maintaining the limitations on Transfers of Corporate Securities, (3) an ownership change (within the meaning of section 382 of the IRC) would not result in any significant limitation on the Corporation's use of otherwise available Tax Benefits or (4) no significant value attributable to Tax Benefits would be preserved by continuing the Transfer restrictions herein (the earliest of the dates described in this clause (2) the "Termination Date").

                  The Board of Directors shall promptly determine in its sole discretion whether a reasonable basis exists for the position that the transactions contemplated under the Plan satisfy the requirements of section 382(l)(5) of the IRC and shall thereafter promptly consider any additional information or developments relevant to such determination. All determinations regarding whether the Restriction Period has begun or ended shall be in the sole discretion of the Board of Directors.

                  "Substantial Stockholder" means a person or Entity whose Percentage Stock Ownership of any class of the Corporate Securities equals or exceeds 4.75%.

                  "Substantial Stockholder Transfer" means (i) any Transfer to any person or Entity who beneficially owns, or would beneficially own as a result of the Transfer, 4.75% or more of the total value of outstanding Corporate Securities, to the extent the Transfer increases the Transferee's beneficial ownership of the Corporate Securities above 4.75% of the total value of outstanding Corporate Securities, or (ii) any Transfer by any person or Entity, who beneficially owns 4.75% or more of the total value of outstanding Corporate Securities before such Transfer.

                  "Tax Benefits" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any "net unrealized built-in loss" (within the meaning of section 382 of the IRC) or any other tax attribute of the Corporation or any direct or indirect subsidiary thereof that joins in the filing of a consolidated federal income tax return with the Corporation which could be limited by section 382 of the IRC pursuant to an ownership change.

                  "Transfer" means (other than an issuance or grant of Corporate Securities by the Corporation) any direct or indirect sale, transfer, assignment, conveyance, pledge (other than a pledge pursuant to an arm's length commercial loan), or other disposition or transaction treated under the applicable rules under section 382 of the IRC as a direct or indirect transfer (including the transfer of an ownership interest in a Substantial Stockholder). A Transfer also shall include the creation or grant of an option (including within the meaning of Treasury Regulation section 1.382-4(d)) to the extent provided in Treasury Regulation section 1.382-4.

                  "Transferee" means any person or Entity to whom Corporate Securities are Transferred and who beneficially owns, or would beneficially own as a result of such Transfer, 4.75% or more of the total value of outstanding Corporate Securities.

                  "Treasury Regulation" means a Treasury regulation promulgated under the IRC.

                  (b)      Transfer Restrictions

                   Any Substantial Stockholder Transfer (A) during the Restriction Period, (B) the "completion" (as described in Section 2(c) hereof) of which occurs on the Effective Date, or (C) which results from any agreement, arrangement or transaction that could be treated as an option (as such term is used in Treasury Regulation section 1.382-9(e)) with respect to the Corporate Securities and which is entered into on or prior to the Effective Date, in each case, shall be null and void ab initio and shall not be effective to Transfer any of such Corporate Securities without the prior written consent of the Board of Directors. As used in this Section 2 of
Article IV, the term "beneficial ownership" or "beneficially own" shall mean ownership taking into account the applicable rules in the Treasury Regulations issued under Section 382 of the IRC, as determined by the Board of Directors in its sole discretion. The foregoing capital stock transfer restrictions shall not (x) apply to Transfers pursuant to a tender offer to purchase 100% of the Common Stock then outstanding for cash or marketable securities, provided, that such tender offer results in the tender of at least 50% of the Common Stock then outstanding, or (y) preclude the settlement of a transaction in which a person or Entity that is not a Substantial Stockholder Transfers Corporate Securities to a Substantial Stockholder and which transaction is entered into through the facilities of any national securities exchange or any national securities quotation system, provided, that if the settlement of any such transaction would result in a transaction that is prohibited by this paragraph (b), such transaction shall be null and void ab initio pursuant to this paragraph (b) and shall be subject to Section 2(d) of this Article IV. The application and interpretation of the transfer restrictions provided in this paragraph (b) shall be in the sole discretion of the Board of Directors.

                  (c)  Certain Exceptions

                  The restrictions set forth in paragraph (b) of this Article IV shall not apply to an attempted Substantial Stockholder Transfer (i) on any date not within the Restriction Period and prior to the Termination Date, subject to the other provisions of this Section 2(c), or (ii) if the transferor or the transferee obtains the prior written approval of the Board of Directors, which approval may be withheld only if the Board of Directors determines in its sole discretion, taking into account all relevant facts and circumstances, including events that may reasonably occur, that the attempted Transfer could create a material risk that the use of Tax Benefits would be limited, and which determination shall be made promptly. As a condition to granting its approval under clause (ii) above, the Board of Directors may, in its sole discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer will not result in the application of any limitation under section 382 of the IRC on the use of Tax Benefits. In the case of any Substantial Stockholder Transfer under clause (i) above, unless (x) in any case where the transferor is a Substantial Stockholder prior to the attempted Transfer, such transferor submits a Notice to the Corporation at least five business days prior to the completion of the attempted Transfer, and (y) in any case where the transferee is or would become a Substantial Stockholder as a result of the attempted Transfer, such transferee submits a Notice to the Corporation at least five business days prior to the completion of the attempted Transfer, then such Transfer shall be deemed to be a Prohibited Transfer; provided, that, for purposes hereof, the "completion" of the attempted Transfer occurs when all steps have been taken to effect the transfer of beneficial ownership of the Corporate Securities for federal income tax purposes; provided further, that, any Notice provided earlier than 10 business days prior to the completion of a Transfer shall be null and void, and thus disregarded for all purposes hereof. Notwithstanding anything to the contrary herein, with respect to Transfers attempted to be effected under clause (i) above, if the Corporation receives a Notice regarding any such Transfer on a day that, but for such Transfer (taking into account all pending Transfers and other relevant transactions, determined by the Board of Directors, in its sole discretion), would not be in the Restriction Period (but such Transfer would cause the Restriction Period to begin), then the Board of Directors may in its sole discretion disallow such Transfer and treat such Transfer as a Prohibited Transfer to the extent that it would cause the Restriction Period to begin; provided that if the Corporation receives more than one Notice regarding attempted Transfers on a day that, but for such Transfers (taking into consideration all Transfers with respect to which a Notice was previously received by the Corporation), would not be in the Restriction Period (but such Transfers, together, would cause the Restriction Period to begin) then in its sole discretion, the Board of Directors may disallow such Transfers proportionately and treat such Transfers as Prohibited Transfers proportionately to the extent that they would cause the Restriction Period to begin.

                  (d)  Recovery of Prohibited Transfers

                  If the Board of Directors determines that a Transfer of Corporate Securities constitutes a Prohibited Transfer then, unless the Board of Directors elects to apply the procedures outlined in the following sentences of this Section 2(d), such Prohibited Transfer shall be null and void ab initio pursuant to Section 2(b) hereof and the Corporation may institute legal proceedings to force rescission of such Prohibited Transfer. At the election of the Board of Directors (in its sole discretion) and upon written demand by the Corporation, the purported Transferee of a Prohibited Transfer shall transfer or cause to be transferred any certificate or other evidence of ownership of Corporate Securities that are the subject of such Prohibited Transfer (the "Prohibited Securities"), together with any dividends or other distributions that were received by the Transferee from the Corporation with respect to such Prohibited Securities ("Prohibited Distributions"), to an agent designated by the Board of Directors (the "Securities Transfer Agent"). The Securities Transfer Agent shall thereupon sell to a buyer or buyers the Prohibited Securities transferred to it. If the purported Transferee has resold the Prohibited Securities before receiving the Corporation's demand to surrender the Prohibited Securities to the Securities Transfer Agent, the purported Transferee shall be deemed to have sold the Prohibited Securities for the Securities Transfer Agent and shall be required to transfer to the Securities Transfer Agent any Prohibited Distributions and the proceeds of such sale. If the purported Transferee fails to surrender the Prohibited Securities, or the proceeds of a sale thereof, and any Prohibited Distributions to the Securities Transfer Agent within thirty (30) days from the date on which the Corporation makes a demand for such surrender, then the Corporation may institute legal proceedings to compel surrender.

                  (e)  Treatment of Prohibited Transfers

                  No employee or agent of the Corporation shall record any Prohibited Transfer and the purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Prohibited Securities. Until the Prohibited Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the purported Transferee shall not be entitled, with respect to such Prohibited Securities, to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Prohibited Securities and to receive dividend distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Prohibited Securities have been acquired in a Transfer that is not Prohibited Transfer, the Corporate Securities shall cease to be Prohibited Securities.

                  (f)  Proceeds of Sale of Prohibited Transfer

                  The Securities Transfer Agent shall apply any proceeds of a sale by it of Prohibited Securities and, if the purported Transferee had previously resold the Prohibited Securities, any amounts received by it from a purported Transferee, as follows: (a) first, such amount shall be paid to the Securities Transfer Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the purported Transferee, up to the amount paid by the purported Transferee for the Prohibited Securities, which amount shall be determined in the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations selected by the Board of Directors qualifying under Section 501(c)(3) of the IRC.

                  (g)      Legend on Certificates

                           All certificates reflecting Corporate Securities
issued by the Corporation on or after the Effective Date until the earliest date described in clause (2) of the definition of "Restricted Period" in
Section 2(a) of this Article IV shall bear a conspicuous legend in substantially the following form:

         THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

                  Section 3. Limitation on Issuance of Non-Voting Equity Securities

                  Pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), the Corporation will not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Corporation); provided, however, that this provision (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly-owned subsidiaries and
(iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.


                                   ARTICLE V

                         BUSINESS COMBINATION STATUTE

                  The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL entitled "Business Combinations With Interested Stockholders".


                                  ARTICLE VI

                              STOCKHOLDER ACTION

                  No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation, unless otherwise provided by law. Advance notice of any matters or nominations which stockholders intend to propose for action at an annual meeting shall be given at the time and in the manner provided in the By-Laws.


                                  ARTICLE VII

                                   DIRECTORS

                  Section 1.        General

                  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

                  Section 2.        Election of Directors

                  Election of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.


                  Section 3.        Number of Directors

                  The Board of Directors shall consist of not less than one or more than eight (8) members, the exact number of which shall be fixed from time to time by resolution adopted by the Board of Directors; provided, however, that the Board of Directors may, at the appropriate time, take such action to increase the maximum size of the Board of Directors above eight (8) members as is necessary for the Board of Directors to (i) comply with Section
9.11 of that certain Tranche A Warrant Agreement, dated as of the Effective Date (the "Warrant Agreement"), entered into by and between the Corporation and Wells Fargo Bank Minnesota, N.A. or (ii) to comply with the terms of any one or more series of Preferred Stock. The Directors, other than those who may be elected by the holders of any one or more series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. Upon the effectiveness of the Plan, the initial division of the Board of Directors into classes shall be as follows: (i) the Class I Directors shall be William E. Redmond, Jr. and Dugald K. Campbell; (ii) the Class II Directors shall be Richard R. Russell, John G. Johnson, Jr. and Henry L. Druker; and (iii) the Class III Directors shall be Kathleen R. Flaherty, John F. McGovern and Bruce
D. Martin. The term of the initial Class I Directors shall terminate on the date of the 2004 annual meeting of stockholders and when their successors have been duly elected and qualified; the term of the initial Class II Directors shall terminate on the date of the 2005 annual meeting of stockholders and when their successors have been duly elected and qualified; and the term of the initial Class III Directors shall terminate on the date of the 2006 annual meeting of stockholders and when their successors have been duly elected and qualified. At each succeeding annual meeting of stockholders beginning in 2004, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director.

                  Notwithstanding the foregoing, whenever, pursuant to the provisions of this Second Amended and Restated Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation and any certificate of designations applicable thereof, and such Directors so elected shall not be divided into classes pursuant to this Article VII unless so provided by such terms.

                  During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions; and (ii) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall automatically be reduced accordingly.

                  Section 4.        Vacancies

                  Except as otherwise provided in the Warrant Agreement and subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereof, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors or by a sole remaining Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

                  Section 5.        Removal

                  Except as otherwise provided in the Warrant Agreement and subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the total votes which would be eligible to be cast by stockholders in the election of such Director.

                  Section 6.        Personal Liability of Directors

                  A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except (i) to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended and (ii) to the extent permitted by law, for monetary damages for breach of fiduciary duty as a Director related to pre-Effective Date acts or omissions which involve willful misconduct or gross negligence. If the DGCL is amended after the effective date of this Second Amended and Restated Certificate of Incorporation to authorize the further elimination or limitation of the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

                  Any repeal or modification of this Article VII shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification.


                                 ARTICLE VIII

           INDEMNIFICATION OF OFFICERS, DIRECTORS AND KEY EMPLOYEES

                  Except as otherwise provided in the By-laws, the Corporation shall indemnify its Directors, officers and such other key employees as the Chief Executive Officer of the Corporation may designate (the "Key Employees") to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said law permitted the Corporation to provide prior to such amendment), and such right to indemnification shall continue as to a person who has ceased to be a Director, officer or Key Employee of the Corporation and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives; provided, however, that (i) such person is or was a Director, officer or Key Employee of the Corporation immediately prior to, on or at any time after the Effective Date, (ii) except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Director, officer or Key Employee (or his or her heirs, executors, administrators or personal representatives) in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Board of Directors and (iii) to the extent permitted by law, no indemnification shall be made to any person with respect to such person's conduct prior to the Effective Date if such conduct is finally adjudicated by a court of law of competent jurisdiction to have involved willful misconduct or gross negligence. Except as otherwise provided in the By-laws, the right to indemnification covered by this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

                  Except as otherwise provided in the By-laws, the Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to other employees or agents of the Corporation similar to those conferred in this
Article VIII to Directors, officers and Key Employees of the Corporation.

                  The rights to indemnification and to the advance of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, agreement, vote of stockholders or disinterested Directors or otherwise.

                  Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director, officer or Key Employee of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.


                                  ARTICLE IX

                             AMENDMENT OF BY-LAWS

                  Section 1.        Amendment by Directors

                  Except as otherwise provided by law, the By-Laws of the Corporation may be amended or repealed by the Board of Directors.

                  Section 2.        Amendment by Stockholders

                  The By-Laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.


                                   ARTICLE X

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

                  The Corporation reserves the right to amend or repeal this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Second Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment or repeal of this Second Amended and Restated Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required, and in addition to any other vote of holders of voting stock that is required by this Second Amended and Restated Certificate of Incorporation or by law, the affirmative vote of a majority (or such greater proportion as may be required by law) of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to amend or repeal any provision of, or adopt any provisions of this Second Amended and Restated Certificate of Incorporation; provided, however, that the affirmative vote of not less than two-thirds of the total votes eligible to be cast by the holders of voting stock, voting together as a single class, shall be required to amend or repeal any of the provisions of Article VI, Article VII, Article VIII, Article IX or this
Article X of this Second Amended and Restated Certificate of Incorporation.


                                  ARTICLE XI

                                EFFECTIVE DATE

                  This Second Amended and Restated Certificate of
Incorporation shall become effective at 10:00 a.m., Eastern Standard Time, on November 7, 2003.


                  IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation this 5th day of November, 2003.

                                                /s/Matthew R. Friel
                                            By  _______________________________
                                            Name: Matthew R. Friel
                                            Title: Vice President